Exhibit 99.1

Koil Energy Solutions, Inc. Announces Second Quarter 2024 Results

Second Quarter Highlights

•	Revenues of $5.8 million increased 65% year-over-year
•	Gross profit of $2.0 million increased 96% year-over-year
•	Net income of $1.0 million increased $1.4 million year-over-year
•	Adjusted EBITDA of $1.2 million increased $1.4 million year-over-year

Houston, TX – August 5, 2024 – Koil Energy Solutions, Inc. (OTCQB: KLNG) (“KOIL”, or the “Company”), a specialist in deepwater production and distribution equipment and services, today reported results for the three and six months ended June 30, 2024.

KOIL at a Glance:

Share Price†:	$1.01	Cash*:	$1.5M
52-Week Range†:	$0.42 - $1.12	Book Value*:	$7.2M
Shares Out.†:	12.2M	Price / Book Value:	1.7x
Market Cap†:	$12.3M	TTM Revenue:	$19.7M
*As of 06/30/24; †As of 08/02/24

“We achieved yet another quarter of strong performance underpinned by a proactive growth strategy and exemplary execution,” said Erik Wiik, President and CEO of KOIL. “Compared to the second quarter of last year, revenue grew 65%, gross profit almost doubled and adjusted EBITDA improved from a loss to a healthy margin of 20%. Sequentially, while holding steady the revenue from Q1, we further increased the EBITDA margin from 13% to 20%.”

“We are very pleased with our results and the progress we have made during the last two quarters. While the recent results are impressive, we are confident that there is further upside as we continue our growth journey.”

“I want to thank our employees for their passion and dedication to supporting our clients in delivering these impressive results.”

Operating Results

KOIL’s revenues for the three months ended June 30, 2024 (“Q2 2024”) increased 65 percent to $5.8 million compared to $3.5 million for the three months ended June 30, 2023 (“Q2 2023”), primarily due to an increase in fixed price contracts for the manufacture of flying leads and hydraulic distribution manifolds.

Gross profit for Q2 2024 was $2.2 million, or 39 percent of revenues, compared to Q2 2023 gross profit of $1.1 million, or 33 percent of revenues. The comparative increase in Q2 2024 gross profit was primarily driven by increased revenues.

Selling, general and administrative expenses (“SG&A”) were $1.3 million, or 22 percent of revenues, in Q2 2024 compared to $1.6 million, or 45 percent of revenues, in Q2 2023. SG&A in Q2 2024 reflected lower research and development expense, increased labor allocations to support our increased project activity, and lower rental expense related to the Company’s short-term lease for office furniture.

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Due to the factors discussed above, KOIL reported Q2 2024 net income of $1.0 million, or $0.08 per diluted share, compared to a Q2 2023 net loss of $0.4 million, or a $0.04 loss per diluted share. Per share results for Q2 2024 and Q2 2023 are based on 12.28 million and 11.89 million weighted average shares outstanding, respectively.

KOIL reported adjusted EBITDA of $1.2 million in Q2 2024 compared to adjusted EBITDA of negative $0.3 million in Q2 2023. The comparative increase in adjusted EBITDA for Q2 2024 was primarily driven by growth in revenues and gross profit stemming from an increase in product-oriented, fixed-price projects in Q2 2024 as compared to Q2 2023.

Financial Position

At June 30, 2024, working capital totaled $4.4 million, which includes cash of $1.5 million and net receivables of $5.5 million. This is compared to $2.6 million of working capital at December 31, 2023, which includes cash of $2.0 million and receivables of $4.2 million. Shareholders’ equity totaled $7.2 million, or approximately $0.59 per common share, at June 30, 2024, compared to $5.6 million, or approximately $0.47 per common share, at the beginning of the year. The Company maintains access to a factoring arrangement with Amegy Bank Business Credit and at June 30, 2024, had four factored invoices outstanding with Amegy recorded as short-term borrowings in the aggregate amount of $182 thousand on its condensed consolidated balance sheet.

Conference Call Details

Call Dial-in:	1-833-630-1956 for domestic callers
1-412-317-1837 for international callers
Webcast/Replay URL:	https://edge.media-server.com/mmc/p/w3774mtx

The earnings release and a replay of the conference call will be available on the Company’s website, www.koilenergy.com, under the “Investors” section. An investor presentation will also be posted on our webpage following this press release.

About KOIL (www.koilenergy.com)

KOIL is a leading energy services company offering subsea equipment and support services to the world’s energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, KOIL’s experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

Trevor Ashurst

ir@koilenergy.com

281-862-2201

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KOIL ENERGY SOLUTIONS, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2024	2023	2024	2023
Revenues	$5,779	$3,508	$11,570	$7,232
Cost of sales	3,530	2,360	7,290	4,442
Selling, general and administrative	1,268	1,569	2,729	3,306
Operating income (loss)	981	(421)	1,551	(516)
Total other (income) expense	(5)	8	(14)	9
Income (loss) before income tax expense	986	(429)	1,565	(525)
Income tax expense	2	4	5	5
Net income (loss)	$984	$(433)	$1,560	$(530)
Net income (loss) per share, basic	$0.08	$(0.04)	$0.13	$(0.04)
Weighted-average shares outstanding, basic	12,188	11,888	12,147	11,888

Comparative Condensed Consolidated Balance Sheets

	June 30,	December 31,
(In thousands)	2024	2023
Assets:
Cash	$1,459	$2,030
Other current assets	8,823	5,819
PP&E, net	2,763	2,968
Other non-current assets	5,965	6,245
Total assets	$19,010	$17,062

Liabilities:
Current liabilities	5,882	5,284
Other long-term liabilities	5,897	6,160
Total liabilities	11,779	11,444
Stockholders' equity	7,231	5,618
Total liabilities and stockholders' equity	$19,010	$17,062

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KOIL ENERGY SOLUTIONS, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2024	2023	2024	2023
Net income (loss)	$984	$(433)	$1,560	$(530)
(Deduct) Add: Interest (income) expense, net	(5)	2	(13)	4
Add: Income tax expense	2	4	5	5
Add: Depreciation and amortization	149	154	293	306
Add: Share-based compensation	34	16	53	40
Add (Deduct): Loss (gain) on sale of asset	3	(1)	3	(2)
Add: Relocation costs	–	–	–	9

Adjusted EBITDA	$1,167	$(258)	$1,901	$(168)

Cash Flow Data

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2024	2023	2024	2023
Cash provided by (used in):
Operating activities	$(449)	$912	$(756)	$238
Investing activities	(52)	(2)	(62)	(80)
Financing activities	(18)	(82)	247	(164)
Change in cash	$(519)	$828	$(571)	$(6)

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